UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

JOHN MARSHALL BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

JOHN MARSHALL BANCORP, INC.

April 29, 2026

Dear Fellow Shareholder:

The Board of Directors would like to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of John Marshall Bancorp, Inc. (the “Company”). The Annual Meeting will be held at the Greater Reston Chamber of Commerce Chamber Conference Room, located at 1886 Metro Center Drive, Suite 150, Reston, Virginia on Tuesday, June 16, 2026 at 10:00 a.m., Eastern Time.

Details of the business to be conducted at our Annual Meeting are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. On or about April 29, 2026, we mailed our shareholders a notice containing instructions on how to obtain the Proxy Statement and our Annual Report on Form 10-K and how to vote their shares. You may read, print and download the Proxy Statement and our Annual Report on Form 10-K at www.proxyvote.com. We encourage you to carefully read these materials.

Your vote is important. Please submit your proxy as soon as possible by Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the Annual Meeting regardless of whether you attend the meeting. Instructions for your voting options can be found in the accompanying Proxy Statement.

Thank you for your ongoing support. We look forward to hearing from you at our Annual Meeting.

Sincerely,

Jonathan C. Kinney	Christopher W. Bergstrom
Chairman of the Board	President and Chief Executive Officer

1943 Isaac Newton Square East, Suite 100, Reston, Virginia 20190 – (703) 584-0840

JOHN MARSHALL BANCORP, INC.

1943 Isaac Newton Square East, Suite 100

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 16, 2026

NOTICE TO THE SHAREHOLDERS OF JOHN MARSHALL BANCORP, INC.:

The 2026 Annual Meeting of Shareholders of John Marshall Bancorp, Inc. (the “Company”) will be held at the Greater Reston Chamber of Commerce Chamber Conference Room, located at 1886 Metro Center Drive, Suite 150, Reston, Virginia on Tuesday, June 16, 2026 at 10:00 a.m., Eastern Time, for the following purposes:

1.	Election of Directors. To elect eight directors to serve until the 2027 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2.

Ratification of the Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and

3

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of all eight nominees named in the proxy statement to our Board of Directors and “FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Only shareholders of record at the close of business on April 20, 2026 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders

to be held on June 16, 2026.

The Proxy Statement and the Company’s Annual Report on Form 10-K are available online at

www.proxyvote.com

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the Annual Meeting, please submit your proxy promptly by Internet, telephone, or mail, all as described in more detail in the Proxy Statement.

By order of the Board of Directors

April 29, 2026

Jonathan C. Kinney
Chairman of the Board

JOHN MARSHALL BANCORP, INC.

1943 Isaac Newton Square East, Suite 100

Reston, Virginia 20190

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 10:00 a.m., Eastern Time, Tuesday, June 16, 2026

INTRODUCTION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of John Marshall Bancorp, Inc., a Virginia corporation, for use at the 2026 Annual Meeting of Shareholders, which will be held at the Greater Reston Chamber of Commerce Chamber Conference Room, located at 1886 Metro Center Drive, Suite 150, Reston, Virginia on Tuesday, June 16, 2026 at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof.

As a matter of convenience, in this Proxy Statement we refer to John Marshall Bancorp, Inc. as the “Company” or “we,” “us” or “our” and our 2025 Annual Meeting of Shareholders and any adjournments or postponement as the “Annual Meeting” or the “meeting”.

This Proxy Statement is being furnished to shareholders beginning on April 29, 2026. In accordance with Securities and Exchange Commission (“SEC”) rules, the Company is furnishing this Proxy Statement over the Internet to its shareholders. Most of the Company’s shareholders will not receive a printed copy of this Proxy Statement.  Instead, most shareholders will receive a printed copy of the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 16, 2026 (the “Notice of Internet Availability”), which contains instructions on how to access the proxy materials over the Internet and vote. The Notice of Internet Availability was first mailed to shareholders on or about April 29, 2026. By furnishing proxy materials over the Internet, the Company is able to reduce the printing and mailing costs of this solicitation and help conserve natural resources. If you receive the Notice of Internet Availability but would still like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability. Shareholders may vote over the Internet, by telephone, by mail, or in person at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on June 16, 2026

A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, including the Proxy Statement and our Annual Report on Form 10-K, may be viewed at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

Who May Vote?

If you were a holder of shares of our common stock on the records of the Company at the close of business on April 20, 2026 (the “Record Date”), you are entitled to notice of and may vote at the Annual Meeting.

How Many Votes Do I Have?

Each share of common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the matters to be voted upon at the Annual Meeting. Shareholders do not have the right to cumulate votes in the election of directors.

On the Record Date, 14,112,259 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

How Do I Vote?

Voting during the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, at the close of business on the Record Date, you are considered the shareholder of record with respect to those shares and you have the right to vote your shares in person at the Annual Meeting. If your shares are held through a broker, bank or other nominee (that is, in “street name”) at the close of business on the Record Date, you are considered the “beneficial owner” of those shares and you may vote your shares in person at the Annual Meeting only if you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares online at the Annual Meeting.

Voting by Proxy for Shares Held by a Shareholder of Record. If you are a shareholder of record, you may direct how your shares are voted without attending the Annual Meeting in one of the following ways:

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Voting on the Internet. You may vote on the Internet by accessing the website address and following the instructions printed on your proxy card. The deadline for voting on the Internet is June 15, 2026, at 11:59 p.m., Eastern Time. If you vote on the Internet, you do not need to return your proxy card.

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Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is June 15, 2026, at 11:59 p.m., Eastern Time. If you vote by telephone, you do not need to return your proxy card.

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Voting by Mail. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the proxy card and return it by mail in the accompanying postage-prepaid envelope. In order to assure that your shares will be voted, you should mail your signed proxy card in sufficient time for it to be received before the Annual Meeting. If your shares are registered in different names or you hold your shares in more than one capacity, you will receive more than one proxy card. In that case, if you choose to vote by mail and you want all of your shares voted, please complete each proxy card that you receive and return it in its own postage prepaid envelope.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy by Internet, telephone, or mail will not affect your right to vote during the Annual Meeting. If you do attend and vote your shares during the Annual Meeting, after having voted by any of the methods described above, only your last vote will be counted.

Voting by Proxy for Shares Held In Street Name. If you are the beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to instruct how your shares are to be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

If you grant us your proxy to vote your shares (whether over the Internet or by telephone or by completing, signing and returning your proxy card by mail), and you do not revoke that proxy prior to the Annual Meeting, your shares will be voted as directed by you. If you grant us your proxy without providing any specific direction as to how your shares should be voted, your shares will be voted: “FOR” all of the eight director nominees named in this Proxy Statement for election to the Board of Directors (Proposal No. 1) and “FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 2).

If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for soliciting proxies to vote in accordance with the recommendations of the Board of Directors on any of the above items. However, if your shares are held in a brokerage account, please read the information below under the caption “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

Voting Shares Held by Brokers, Banks and Other Nominees

We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker, bank or other nominee holder. If, however, you want to vote your shares during the Annual Meeting, you will need to obtain a legal proxy or broker’s proxy card from your broker, bank or other nominee holder and bring it with you to the Annual Meeting. If you fail to provide voting instructions to, or you attend the Annual Meeting and do not obtain a legal proxy or broker’s proxy from, your broker, bank or other nominee, your shares will not be voted, except as provided below with respect to certain “routine” matters.

Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer may generally vote your shares in its discretion on “routine” proposals, but does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with your voting instructions. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a member organization, as that term is defined under NYSE rules, responsibility for making a final determination as to whether a specific proposal constitutes a routine or non-routine matter rests with that organization, or third parties acting on its behalf. If your broker does not receive voting instructions from you, but chooses to vote your shares on a routine matter, then your shares will be deemed to be present by proxy and will count toward a quorum at the Annual Meeting, but will not be counted as having been voted on, and as a result will be deemed to constitute “broker non-votes” with respect to, non-routine proposals.

Vote Required

Quorum Requirement. Our Bylaws require that a quorum (that is, the holders of a majority of all of the shares entitled to vote at the Annual Meeting) be present, by attendance at the Annual Meeting or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Proposal No. 1 (Election of Directors). The eight nominees for election to the Board shall be elected by a plurality of the votes cast at the meeting. As a result, shares voted “Withhold” and broker non-votes will not be counted in determining the outcome of the election. However, shares voted “Withhold” and broker non-votes will be considered present at the Annual Meeting for purposes of determining whether a quorum is present.

Proposal No. 2 (Ratification of the Appointment of Independent Registered Public Accounting Firm). If a quorum is present, approval of the ratification of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. Votes may be cast in favor or against, or a shareholder may abstain. Abstentions will not be counted as votes cast on this proposal and will have no effect on whether such matter is approved. There should be no broker non-votes because this matter is considered “routine” under rules of the NYSE.

How You Can Revoke Your Proxy or Voting Instructions and Change Your Vote

If you are the record owner of your shares, you may revoke any proxy you may have submitted over the Internet or by telephone or any proxy you may have returned by mail, at any time before your proxy has been voted, by taking one of the following actions:

•	By granting a later dated proxy with respect to the same shares;
•	By sending written notice to the Corporate Secretary, at 1943 Isaac Newton Square East, Suite 100, Reston, Virginia 20190 so that it is received prior to the proxy being voted; or
•	By voting in person at the meeting.

However, if your shares are held by a broker, bank or other nominee holder, you will need to contact your broker, bank or the nominee holder if you wish to change or revoke any voting instructions that you previously gave to your broker, bank or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 20, 2026 concerning the number and percentage of shares of the Company’s common stock beneficially owned by its directors, named executive officers and by its directors and all executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. The business address of each person listed in the table below is c/o John Marshall Bancorp, Inc., 1943 Isaac Newton Square East, Suite 100, Reston, Virginia 20190.

		Common Stock
Name	Position	Beneficially Owned(1)		Percentage(2)
Directors
Philip W. Allin	Director	187,213	(3)	1.33%
Christopher W. Bergstrom	Director, President and Chief Executive Officer	74,867	(3)	*
Philip R. Chase	Director	107,195	(3)	*
Michael T. Foster	Director	337,573	(3)	2.39%
Michael A. Garcia	Director	36,273	(3)	*
Subhash K. Garg	Director	249,638	(3), (4)	1.77%
Jonathan C. Kinney	Chairman of the Board	610,894	(3), (5)	4.33%
O. Leland Mahan	Director	94,802	(3)	*

Named Executive Officers who are not Directors
Kent D. Carstater	Senior Executive Vice President - Chief Financial Officer	56,219	(3)	*
Andrew J. Peden	Senior Executive Vice President – Chief Banking Officer	26,560	(3)	*

All directors and executive officers of the Company as a group (10 persons)		1,781,234	(6)	12.62%

 * Percentage of ownership is less than one percent of the Company’s outstanding common stock.

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)	Represents percentage of 14,112,259 shares issued and outstanding as of April 20, 2026.
(3)

Includes 2,706 shares of unvested restricted stock for each of Mr. Allin, Mr. Chase, Mr. Foster, Mr. Garcia, Mr. Garg, and Mr. Mahan. Includes 9,427 shares, 8,354 shares, 3,058 shares, and 6,754 shares of unvested restricted stock for Messrs. Bergstrom, Carstater, Kinney, and Peden, respectively. These shares are subject to a vesting schedule, forfeiture risk and other restrictions. They may be voted at meetings of the Company’s shareholders.

(4)

Includes 91,745 shares held by an IRA plan for the benefit of Mr. Garg as to which he is co-trustee and shares voting and/or investment power; 28,125 shares held by a trust as to which Mr. Garg is the sole beneficiary, serves as co-trustee and shares voting and/or investment power; and 85,555 shares held by an affiliated company of Mr. Garg.

(5)	Includes 277,480 shares held by affiliated companies of Mr. Kinney. Also includes 5,624 shares owned by his spouse.

(6)

Includes 43,829 shares of unvested restricted stock. These shares are subject to a vesting schedule, forfeiture risk and other restrictions. They may be voted at meetings of the Company’s shareholders.

Set forth below is certain information as of April 20, 2026 (except where another date is indicated) regarding the shares of our common stock held by each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock.

	Shares
	Beneficially
Name of Beneficial Owner	Owned	Percentage (1)
T. Rowe Price Investment Management, Inc.(2)	1,943,902	13.77%
BlackRock, Inc.(3)	880,055	6.24%

(1)	Represents percentage of 14,112,259 shares issued and outstanding as of April 20, 2026.
(2)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2025, by T. Rowe Price Investment Management Inc. The filer reported sole power to vote or direct the vote of 1,943,902 shares and sole power to dispose or direct the disposition of 1,943,902 shares. T. Rowe Price Group, Inc.’s address is 101 East Pratt Street, Baltimore, MD 21201.

(3)

Based solely on information contained in a Schedule 13G filed with the SEC on January 29, 2024, by BlackRock, Inc. The filer reported sole power to vote or direct the vote of 863,660 shares and sole power to dispose or direct the disposition of 880,055 shares. These shares may be owned by one or more of the following entities controlled by BlackRock, Inc.: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, shareholders will elect eight directors to serve until our next annual meeting of shareholders. Our Bylaws provide that the authorized number of directors shall consist of not less than five nor more than 15 persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by the Articles of Incorporation, by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof. The authorized number of directors is currently fixed at eight.

Vote Required and Recommendation of the Board of Directors

Under Virginia law and our Bylaws, the eight nominees will be elected to serve as directors of the Company by a plurality of the votes cast at the meeting. As a result, any shares that are voted “Withhold” and broker non-votes will not be counted in determining the outcome of the election.

Unless otherwise instructed, the persons who are named as the proxy holders on the enclosed proxy card intend to vote the proxies received by them for the election of all eight of the nominees. If, prior to the Annual Meeting, any of the nominees becomes unable or unwilling for good cause to serve as a director, the proxy holders will vote the proxies received by them for the election of any substitute nominee selected by the Board of Directors. The Company has no reason to believe that any of the nominees will become unable or unwilling to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE EIGHT NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS

Nominees

Our Board of Directors has nominated the eight individuals named below for election to the Board for a term of one year ending at the 2027 Annual Meeting of Shareholders and until their respective successors are elected and qualify to serve. Each of the eight nominees named below was nominated by the Board of Directors. Each nominee is currently a director of the Company as well as director of the Company’s subsidiary, John Marshall Bank (the “Bank”), and has consented to serve as a director, if elected at the upcoming Annual Meeting. The following table sets forth certain information about our directors, including their names, ages and years in which they began serving as directors (including service on the Board of Directors of the Bank prior to the Company becoming the bank holding company for the Bank in 2017).

			Director
Name	Age	Position	Since
Philip W. Allin	68	Director	2006
Christopher W. Bergstrom	66	Director, President and Chief Executive Officer	2018
Philip R. Chase	69	Director	2006
Michael T. Foster	64	Director	2008
Michael A. Garcia	66	Director	2018
Subhash K. Garg	75	Director	2008
Jonathan C. Kinney	79	Chairman of the Board	2008
O. Leland Mahan	87	Director	2008

The business experience of each of the directors is set forth below. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director.

Philip W. Allin is the Executive Vice President of Interiors by Guernsey, the furniture-focused division of Guernsey, Inc., a supplier of furniture and office products in the Mid-Atlantic. Prior to merging his company to create Interiors by Guernsey in 2017, Mr. Allin owned Systems Furniture Gallery, Inc., SEI Furniture and Design ~ Supplies Express, Inc. and Office Outfitters, Inc. Mr. Allin earned a Bachelor of Science degree in Business Administration and Finance from the University of Maryland, College Park. Since 2006, Mr. Allin has been Chairman of the Board of Fairfax Water, serving quality water to more than 2,000,000 residents and businesses in Northern Virginia. He has been on the Fairfax Water Board since 1992 and previously served as Vice-Chairman and Treasurer. Mr. Allin has been involved in several de novo banks in the Northern Virginia area. He is an organizer and founding shareholder of the Bank. Mr. Allin’s position as a member of the Board of Directors is supported by his educational background in the area of business administration and finance, and his professional experience as principal and senior executive of several local small businesses.

Christopher W. Bergstrom has been President and Chief Executive Officer of the Bank and Chief Executive Officer of the Company since April 2018. He has over 43 years of experience in the banking industry. Before joining John Marshall Bank, Mr. Bergstrom served in a variety of executive positions during 19 years with Cardinal Financial Corporation and Cardinal Bank (collectively “Cardinal”), most recently serving as President and Chief Executive Officer from October 2015 until United Bankshares, Inc.’s acquisition of Cardinal in April 2017. He was also President of United Bank from April 2017 to April 2018. Mr. Bergstrom served as the Chairman of the Board of the Virginia Bankers Association. Mr. Bergstrom received his Master of Science in Finance from Virginia Commonwealth University and a Bachelors of Business Administration degree from James Madison University. Mr. Bergstrom’s position as a member of the Board of Directors is supported by his professional experience of over 43 years in banking, including his prior experience in organizing and leading Cardinal Bank as its President and Chief Executive Officer.

Philip R. Chase retired from his position as Chief Financial Officer of NT Concepts, a leading technology firm that supports the U.S. Government with software engineering, geospatial, data analytics and investigative services solutions, in December 2019. He leads the Board’s Finance and Risk Committee. His prior engagements have included positions as Senior Vice President/Chief Financial Officer of a leading provider of mission-critical intelligence and cyber security services to the Armed Forces and the Federal Government, Vice President of Finance and Chief Financial Officer for an e-learning company primarily supporting the Office of Personnel Management, and Director of Corporate Operations at an information technology and professional services firm. Prior to that, Mr. Chase was an owner, Vice President, and Chief Financial Officer of CCI, Incorporated, a professional services government contractor acquired by Stanley Associates in 2002. Throughout his career, and currently, he has consulted as Owner/Principal at Synergis LLC, a management and business advisory firm which focuses on strategic planning and chief financial officer consulting support in the government contracting industry. He also previously worked in the banking industry in a lending and risk management capacity for approximately eight years. Mr. Chase’s position as a member of the Board of Directors is supported by his professional experience in the banking industry, and as principal of a local small business focusing on the government contracting industry, which is one of the Bank’s target markets.

Michael T. Foster, a Fellow of the American Institute of Architects, is the founder and president of MTFA Architecture, Inc., an award-winning architecture, interiors, historic preservation, and urban planning firm. MTFA Architecture is a regional leader in sustainable design and development for institutional, commercial, educational, and government buildings. Mr. Foster is active in the community having served on the Arlington Economic Development Commission, past Chair of the Arlington Planning Commission and past Chair of the Arlington Chamber of Commerce. He is currently appointed to the Arlington Board of Code Appeals, serves on The Virginia Hospital Center Foundation Board, The Virginia Tech College of Architecture Board, and is a mentor for the Urban Land Institute. He is active in numerous professional, civic, philanthropic, and arts organizations serving the community and the region. Mr. Foster’s position as a member of the Board of Directors is supported by his professional experience as founder and principal of a successful local business and his extensive civic and business contacts in the community.

Michael A. Garcia is president of Mike Garcia Construction Inc., a family-owned business. He established his Prince William County-based company in 1981. Mr. Garcia was a director of Cardinal Bank from 1999 and served on the Board’s loan committee until Cardinal’s acquisition by United Bank in 2017. Mr. Garcia currently is a Co-Chairman of the Prince William County Commercial Development Committee, lending his knowledge and experience in residential and commercial real estate development to support and guide business owners through the entire process of commercial real estate development projects. Mr. Garcia supports the community by exclusively hiring talent within Prince William County, and by supporting multiple community projects and youth organizations. He has received numerous awards over the years for his community service. Mr. Garcia’s position as a member of the Board of Directors is supported by his professional experience of a local small business and his extensive contacts in the local business community.

Subhash K. Garg was a co-founder and managing member of Wiener & Garg LLC, a certified public accounting firm in Rockville, Maryland. In August 2024, Wiener & Garg, LLC merged and became part of Prosperity Partners, LLC (a Chicago, IL CPA firm) and Mr. Garg is now a tax partner at Prosperity Partners, LLC with locations throughout the USA. Since June 1978, Mr. Garg has been a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. Mr. Garg is involved with several non-profit organizations in the Washington, D.C. metropolitan area which are helping to bring and expand Indian sub-continent culture in the community. Mr. Garg’s position as a member of the Board of Directors is supported by his professional experience as founder and principal of a local certified public accounting firm and as a partner in a national certified public accounting firm, and his extensive contacts in the local business community.

Jonathan C. Kinney is a shareholder at the law firm of Bean, Kinney and Korman, P.C. in Arlington, Virginia. Mr. Kinney serves as the President of the Arlington County Retirement Board, a Trustee Emeritus of the Arlington Community Foundation and Community Residence Foundation. For the last 47 years, he has been actively involved in Arlington civic matters including being the 2016 recipient of the Spirit Award by the Arlington Community Foundation. Mr. Kinney earned an undergraduate degree from Duke University and a Juris Doctor from the University of Chicago Law School. Mr. Kinney became the Chairman of the Board of Directors in 2019. Mr. Kinney’s position as the Chairman and a member of the Board of Directors is supported by his legal education, his professional experience as principal of a local law firm, and his extensive contacts in the local business community.

O. Leland Mahan has practiced law in Leesburg, Virginia, for over 57 years. Currently, he is a senior partner at the law firm of Hall, Monahan, Engle, Mahan & Mitchell in Leesburg, Virginia. His primary areas of practice have been litigation, business, land use, real estate, wills and estate administration. Mr. Mahan earned a B.S. degree from Virginia Tech in 1961, and a Juris Doctor from the University of Richmond School of Law in 1964. He served as President of the University of Richmond Law School Alumni Association from 1988 to 1990. He served as a Captain in the United States Air Force, serving in the Judge Advocate General’s Corp from 1964 to 1967. He is active in legal and community affairs, being a member of the Virginia Trial Lawyers Association, Virginia State Bar, Virginia Bar Association and past president of the Loudoun County Bar Association. Mr. Mahan served as a director and President of the Loudoun Small Business Development Center. He has served in leadership roles as a member of the Loudoun County Redistricting Committee and the Loudoun County Economic Development Committee. Mr. Mahan has served on the advisory Boards of Virginia National Bank (including as Chairman from 1980 to 1984), NationsBank and George Mason Bank. Mr. Mahan’s position as a member of the Board of Directors is supported by his legal education, his professional experience as principal of a local law firm, and his extensive contacts in the local business community.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with our Bylaws and Virginia law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During 2025, our Board of Directors held a total of 12 meetings. Each of the nominees attended at least 75% of the total number of those meetings and the meetings of the Board committees on which they served during their term of office as a director in 2025. We encourage our directors to attend our annual meeting of shareholders. Each director attended our 2025 annual meeting of shareholders.

Corporate Governance Principles and Board Matters

Our Board believes that sound governance policies and practices provide an important framework to assist it in fulfilling its duties to our shareholders. Our Board has adopted a number of policies and practices under which it has operated for some time with concepts based on the suggestions of various authorities in corporate governance and the requirements under the applicable Nasdaq Stock Market (“Nasdaq”) rules. Our Board members believe these policies and practices are essential to the performance of the Board’s oversight responsibilities and the maintenance of the Company’s integrity in the marketplace. The policies and practices include, among others, the following:

Code of Business and Ethical Conduct. We have adopted a Code of Business and Ethical Conduct for all representatives of the Company (“Code of Conduct”) that contains specific ethical policies and principles that apply to our principal executive officer, principal financial officer, principal accounting officer and other key accounting and financial personnel. The Code of Conduct constitutes our “code of ethics” for purposes of satisfying Nasdaq’s listing standards.

The Code of Conduct is available in the Investor Relations section of our website at www.johnmarshallbank.com. To the extent required by applicable SEC rules, Nasdaq’s listing standards or our Code of Conduct, we will disclose any waivers of the requirements of our Code of Conduct that may be granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions on our website.

Related Party Transaction Procedures. The Company has procedures in place to identify, review, approve and disclose, if necessary, transactions between the Company and executive officers and directors of the Company and its subsidiaries, immediate family members of executive officers and directors, entities directly or indirectly controlled by a director or executive officer, and persons known by the Company to be beneficial owners of more than 5% of the Company’s common stock. As part of management’s related party transaction monitoring, each director and executive officer completes a questionnaire on an annual basis that is designed to elicit information about any potential related party transactions.

Board Leadership Structure. The Chairman of our Board is Jonathan C. Kinney. Our Board currently has separated the positions of Chairman and Chief Executive Officer because our Board believes that doing so provides the appropriate leadership structure for us at this time, particularly because the separation of those two positions enables our Chief Executive Officer to focus on the management of our business and the development and implementation of strategic initiatives, while the Chairman leads our Board in the performance of its management oversight and other responsibilities.

Director Independence. The Board of Directors annually evaluates the independence of its members based on the standards set forth in Nasdaq Rule 5605(a)(2). In addition, the Board of Directors annually evaluates the independence of its Audit Committee and Compensation Committee members based on the standards set forth in Nasdaq Rules 5605(c)(2) and (d)(2), respectively. The Board of Directors has concluded that all of the members of the Company’s Board of Directors are independent under the standards set forth in Nasdaq Rule 5605(a)(2) other than Christopher W. Bergstrom, the Company’s President and Chief Executive Officer. The Board of Directors has also concluded that (i) the members of the Audit Committee meet the independence standards set forth in Nasdaq Rule 5605(c)(2) and SEC Rule 10A-3, (ii) the members of the Compensation Committee meet the independence standards set forth in Nasdaq

Rule 5605(d)(2), and (iii) the members of the Governance and Nominating Committee meet the independence standards set forth in Nasdaq Rule 5605(a)(2).

Insider Trading Policy. The Company has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of the Company’s securities by its directors, officers and employees. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Anti-hedging Policy. Pursuant to the Company’s insider trading policy, directors and executive officers are prohibited from entering into hedging transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Committees of our Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Board has adopted a written charter for all three of the committees, and copies of those charters are available on the Investor Relations section of our website at www.johnmarshallbank.com. In addition, from time to time, our Board may establish special committees to address specific issues when necessary.

The Audit Committee. Our Board has established a standing Audit Committee, the current members of which are Subhash K. Garg, its Chairman, Philip W. Allin and Philip R. Chase. Our Board also has determined that Mr. Garg meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K issued by the SEC and satisfies the financial sophistication requirements of applicable rules of The Nasdaq Stock Market.

The Audit Committee’s responsibilities include:

•	Overseeing the integrity of our financial statements and those of our subsidiary, including the financial reporting processes and systems of internal controls;
•	Overseeing the independence, qualifications and performance of our independent auditors and internal audit function;
•	Monitoring the open communication among the independent auditor, management, the internal audit function and the Board;
•

Providing general oversight of the Company’s risk management function and, as appropriate, to discuss with members of management, the independent auditor or the internal auditor significant risks or exposures and assess the steps management has taken to minimize such risk to the Company;

•

In its sole discretion, retaining and obtaining the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under its charter; the Committee sets the compensation, and oversees the work, of any outside counsel and other advisors;

•	Reviewing and assessing the adequacy of its formal written charter on an annual basis; and
•	Reporting the matters considered and actions taken by the Committee to the Board of Directors.

The Audit Committee met five times during 2025.

The Compensation Committee. Our Board has established a standing Compensation Committee that is currently comprised of Michael T. Foster, its Chairman, Michael A. Garcia, Jonathan C. Kinney, and O. Leland Mahan.

The Compensation Committee’s responsibilities include:

•

Reviewing and evaluating the performance of the Chief Executive Officer and the other executive officers in light of goals and objectives set by the Board of Directors that include the Company’s financial performance and return to shareholders;

•	Establishing the compensation of the Chief Executive Officer;
•	Reviewing the compensation of the other executive officers upon recommendation from the Chief Executive Officer;
•	Making recommendations to the Board of Directors with respect to employment and change in control agreements, annual incentive compensation plans, deferred compensation plans, and equity based plans;
•

Reviewing, approving and overseeing any transaction between the Company and any related person and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures;

•	Considering and making recommendations to the Board of Directors on matters relating to Board of Director compensation;
•	Reviewing the Company’s incentive compensation programs, practices and policies to determine whether they encourage excessive or inappropriate risk taking;
•	Reviewing and assessing the adequacy of its formal written charter on an annual basis; and
•	Reporting the matters considered and actions taken by the Committee to the Board of Directors.

During 2025, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent third-party executive compensation consultant, to provide an analysis of the compensation practices of a peer group of similarly-sized banks. The Compensation Committee incorporates the advice of Pearl Meyer in its decision-making processes and recommendations to the Board. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management or the Board.

The Compensation Committee met once during 2025.

The Governance and Nominating Committee. Our Board has established a standing Governance and Nominating Committee, the current members of which are Philip W. Allin, its Chairman, Michael T. Foster, Subhash K. Garg, and O. Leland Mahan.

The Governance and Nominating Committee’s responsibilities include:

•	Determining the qualifications, qualities, skills, expertise and other criteria required for selection of Board members, the Chairman of the Board, and Board committee members;
•	Identifying, evaluating, and recommending to the Board of Directors the persons to be appointed or stand for election to the Board of Directors;
•

Reviewing the director independence standards of the Board of Directors and, if applicable, develop and recommend to the Board for approval independence standards in addition to those required by The Nasdaq Stock Market for determining whether a director has a relationship with the Company that would impair the director’s independence;

•	Considering policies and procedures regarding the performance evaluation of the Board of Directors and its committees;
•

Evaluating from time to time the Board of Directors and its committees, including the composition, organization, and size of the Board and its committees, the contributions and effectiveness of Board and committee members and the tenure and periodic rotation of directors and committee members;

•

Making recommendations to the Board of Directors regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Governance and Nominating Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Governance and Nominating Committee;

•	Reviewing and assessing the adequacy of its formal written charter on an annual basis; and
•	Reporting the matters considered and actions taken by the Committee to the Board of Directors.

The Governance and Nominating Committee met once during 2025.

The Board’s Role in Risk Oversight

Our Board of Directors understands the critical role it serves in risk oversight. As a financial institution, the very nature of our business involves the oversight of the Company’s management of capital, compliance, credit, financial, information technology (including cyber risk), legal, liquidity, operational, market, model, reputation, strategic, and other risks. The Board’s responsibilities in overseeing our management and business include oversight of the Company’s key risk and management processes and controls. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

The risk of incurring losses on the loans is an inherent feature of the banking business and, if not effectively managed, such risks can materially affect our results of operations. Accordingly, the Board, as a whole, exercises oversight responsibility over the processes that our management employs to manage this risk. The Board fulfills that oversight responsibility by:

•	Monitoring trends in our loan portfolio and allowance for credit losses;
•	Approving the underwriting guidelines for all loan products offered by the Bank;
•	Monitoring the open communication among the independent auditor, management, the internal audit function and the Board;
•	Overseeing our significant risk management activities;
•

Reviewing and discussing, at least quarterly and more frequently as the Board deems necessary, reports from the Bank’s Chief Credit Officer relating to such matters as (i) risks in our loan portfolio, (ii) economic conditions or trends that could reasonably be expected to affect (positively or negatively) the performance of the loan portfolio or require increases or decreases in the allowance for credit losses and (iii) specific loans that have been classified as “special mention,” “substandard” or “doubtful” and, therefore, require increased attention from management;

•	Reviewing, at least quarterly, management’s determinations with respect to the adequacy of, and any provisions required to be made to replenish or increase, the allowance for credit losses; and
•	Reviewing management reports regarding collection efforts with respect to nonperforming loans.

Although risk oversight permeates many elements of the work of the full Board and its committees, the Audit Committee is responsible for overseeing any other significant risk management processes. The Audit Committee oversees these risk management processes, periodically reporting its findings and making it policy and other recommendations to the full Board.

Audit Committee Oversight Responsibilities. The Audit Committee’s responsibilities in overseeing risk management processes include:

•	Oversight of the internal audit function, with the internal auditor reporting directly to the Audit Committee;
•	Oversight of the Company’s independent registered public accounting firm; and
•	Reviewing reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls.

Selection and Nomination of Candidates for Election to the Board of Directors

Our Board delegates to the Governance and Nominating Committee the responsibility for developing and recommending to the Board, for its consideration and approval, the specific qualifications and criteria for prospective director candidates as its deems necessary or advisable. The Governance and Nominating Committee is also charged with recommending to our Board specific candidates for election as directors. The Governance and Nominating Committee considers nominees recommended by directors, officers, employees, shareholders and others using the same criteria to evaluate all candidates. In identifying prospective director candidates, the Governance and Nominating Committee charter establishes the following minimum qualifications: honesty; integrity; good judgment; positive reputation in and demonstrated commitment to the community; willingness to devote the necessary time to serve; willingness to invest in the Company; and willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance and Nominating Committee also considers the following qualities, skills, expertise and other criteria: personality and thinking style; location of residence; potential conflicts of interest and independence; understanding of financial statements and issues; membership or influence in a particular geographic or business target market, or other relevant business experience; record, if any, of past service as a director of the Company, including overall engagement and contributions to community and business development initiatives; overall diversity of the Board, encouraging fresh perspectives, and taking into consideration the rules and guidance of Nasdaq, the SEC, and bank regulatory agencies; and other factors it deems appropriate. The Governance and Nominating Committee is authorized to engage consultants or third party search firms to assist in identifying and evaluating potential nominees at our expense.

Any shareholder may submit, for consideration and nomination by the Governance and Nominating Committee any candidate or candidates for election to the Board at any annual meeting of the Company’s shareholders by following the notice procedures and providing the information required by our Bylaws. To nominate a candidate for election as a director at an annual meeting of shareholders, our Bylaws require a shareholder to provide us with written notice no later than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the current year’s annual meeting is called for a date that is not within 30 days of the anniversary of the previous year’s annual meeting, the notice must be received not later than 10 days following the day on which public announcement of the date of the annual meeting is first made. Our Bylaws require that the nominating shareholder’s notice include information regarding the candidate for election as director, including (i) the name, age, business address and, if known, the residence address of each nominee proposed, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of each class of stock of the Company beneficially owned or directly or indirectly controlled by each such nominee, (iv) such other information regarding each such nominee as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A under the Exchange Act, (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and (vi) as to the shareholder making such nomination (y) his or her name and address as they appear on the stock transfer books of the Company, and (z) the number of shares of each class of stock of the Company beneficially owned or directly or indirectly controlled by such shareholder. Shareholders are advised to carefully review our Bylaws, which contain a description of the information required to be submitted, as well as the advance notice and other requirements that apply to nominations by shareholders of candidates for election to the Board.

Certain Relationships and Related Transactions

The Bank, during the normal course of business, has made loans and provided other banking services to the directors and executive officers of the Company, including their family members and businesses and professional organizations with which they are associated, and management expects that the Bank will continue to engage in such banking transactions in the future. Such loans and other banking services were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and banking services with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other features unfavorable to the Bank. Neither the Company nor the Bank has engaged in any transaction reportable pursuant to Item 404(d) of Regulation S-K during the periods specified therein.

On December 31, 2025, $11.2 million of loans were outstanding to individuals who, during 2025, were executive officers, directors or affiliates of the Company. None of such loans were classified as Substandard, Doubtful or Loss. In addition, the executive officers, directors, and affiliates of the Company had deposits totaling $21.6 million with the Bank as of December 31, 2025.

Director Compensation

Our non-employee directors may receive both cash and equity compensation. Mr. Bergstrom does not receive additional compensation for his service on the Board of Directors. During the year ended December 31, 2025, directors received $3,300 for each Board of Directors’ meeting attended ($6,600 for the Chairman) and $700 for each Committee meeting attended ($1,000 for each Committee Chairman). In addition, as indicated in the table below, restricted stock awards were made to the directors in 2025 based on the Company’s performance, with our Chairman of the Board receiving 2,138 shares and all other non-employee directors receiving 1,901 shares.

The following table sets forth information regarding compensation paid to non-employee directors during the year ended December 31, 2025.

	Fees Earned or	Stock	Option	Nonqualified Deferred	All Other
Name	Paid in Cash	Awards(1)	Awards	Compensation Earnings	Compensation	Total
Directors
Jonathan C. Kinney (Chairman)	$101,200	$45,005	$—	$—	$—	$146,205
Philip W. Allin	$43,400	$40,016	$—	$—	$—	$83,416
Philip R. Chase	$58,500	$40,016	$—	$—	$—	$98,516
Michael T. Foster	$41,600	$40,016	$—	$—	$—	$81,616
Michael A. Garcia	$55,700	$40,016	$—	$—	$—	$95,716
Subhash K. Garg	$43,600	$40,016	$—	$—	$—	$83,616
O. Leland Mahan	$56,400	$40,016	$—	$—	$—	$96,416
Lim P. Nguonly (2)	$10,600	$—	$—	$—	$—	$10,600

(1)	Reflects aggregate grant date fair value of stock awards provided in 2025 based upon the stock price on the date of grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The awards presented vest in two substantially equal annual installments beginning on the first anniversary of the grant date. At December 31, 2025, our Chairman of the Board had outstanding unvested stock awards of 3,058 and all other non-employee directors had outstanding unvested stock awards of 2,706 shares.
(2)	Lim P. Nguonly retired from the Company’s Board of Directors on March 18, 2025.

Compensation Committee Interlocks and Insider Participation

In 2025, the Compensation Committee was comprised of four independent directors, including the Chairman. No member of the Compensation Committee is a current, or during 2025 was a former, executive officer or employee of the Company or any of its subsidiaries. During 2025, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or its Compensation Committee.

Communications with the Board

Shareholders interested in communicating with members of the Board of Directors or the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, John Marshall Bancorp, Inc., 1943 Isaac Newton Square East, Suite 100, Reston, Virginia 20190. The Corporate Secretary will promptly forward to the appropriate members of the Board all such correspondence to the indicated directors. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that committee.

EXECUTIVE OFFICERS

Executive officers are appointed by and serve at the discretion of the Board of Directors. The following table sets forth certain information regarding our executive officers, including their names, ages and positions as of April 29, 2026.

Name	Age	Position
Christopher W. Bergstrom	66	President and Chief Executive Officer
Kent D. Carstater	58	Senior Executive Vice President – Chief Financial Officer
Andrew J. Peden	48	Senior Executive Vice President – Chief Banking Officer

The business experience of each of our executive officers, other than Mr. Bergstrom, is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he was selected as an officer.

Kent D. Carstater is the Senior Executive Vice President – Chief Financial Officer of the Company and has been since June 2017. He has responsibility for accounting, administrative, financial, human resources, information technology, and risk management operations. Mr. Carstater also chairs the Company’s Asset/Liability management committee. He has over 28 years of financial services experience. He joined John Marshall Bank in July 2016 as Senior Vice President of Market Risk Management, overseeing the Bank’s liquidity, asset/liability, investment, capital planning and strategic planning functions. From 2012 to 2016, Mr. Carstater served as a Senior Vice President and Treasurer at the Bank of Georgetown. In that role, he was responsible for financial and risk management, investor relations, capital markets activities and strategic planning. Prior to becoming a commercial banker in 2012, he advised community bank executives on strategic matters as an investment banker and founded a private equity firm focused on investing in financial institutions. Mr. Carstater earned his Bachelors of Science from Virginia Tech in Finance and Masters of Business Administration from the Darden School of Business at the University of Virginia.

Andrew J. Peden is the Senior Executive Vice President – Chief Banking Officer of the Company and has been since June 2022. Previously, Mr. Peden served as Executive Vice President – Chief Lending Officer since May 2018. He has over 25 years of banking experience. Prior to joining the Company, Mr. Peden spent one year at United Bank serving as a Market Executive. Prior to that, Mr. Peden spent 17 years with Cardinal Bank where he most recently served as Executive Vice President of Commercial Real Estate Lending. He also serves on the board of directors of VBA Management Services Inc., a subsidiary of the Virginia Bankers Association. Mr. Peden earned his Bachelors of Science from the University of Richmond – Robins School of Business in Business. Mr. Peden is also very involved in the community, having served for 16 years on the steering committee of a fundraising event for the Inova Kellar Center and as a youth sports coach.

EXECUTIVE OFFICER COMPENSATION

Compensation Paid to Named Executive Officers

The following table sets forth an overview of the compensation for Christopher W. Bergstrom, President & Chief Executive Officer, Kent D. Carstater, Senior Executive Vice President, Chief Financial Officer, and Andrew J. Peden, Senior Executive Vice President, Chief Banking Officer. Messrs. Bergstrom, Carstater and Peden collectively constitute our named executive officers for the year ended December 31, 2025. The compensation of the named executive officers is not necessarily indicative of how we will compensate our named executive officers in the future. Evaluation and changes, as needed, are made to our compensation structure to ensure compensation packages remain competitive and align with our compensation philosophy.

Summary Compensation Table

						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards	Earnings	Compensation(2)	Total
Christopher W. Bergstrom, President & Chief Executive Officer	2025	$800,000	$550,000	$200,017	$—	$—	$43,270	$1,593,287
	2024	$775,000	$300,000	$92,328	$—	$—	$219,373	$1,386,701

Kent D. Carstater, Senior Executive Vice President – Chief Financial Officer	2025	$380,000	$235,000	$65,002	$—	$—	$20,155	$700,157
	2024	$360,000	$160,000	$69,256	$—	$—	$19,264	$608,520

Andrew J. Peden, Senior Executive Vice President – Chief Banking Officer	2025	$375,000	$235,000	$50,015	$—	$—	$36,381	$696,396
	2024	$360,000	$130,000	$64,638	$—	$—	$35,060	$589,698
(1)	The amounts represent the aggregate grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. See Note 14 of Notes to the December 31, 2025, Consolidated Financial Statements, for additional information about the Company’s share-based compensation plans, including the assumptions made in the valuation of restricted stock awards. Mr. Bergstrom’s 2025 and 2024 awards vest ratably, including the grant date and the three years following the grant date. Remaining awards vest in five substantially equal annual installments commencing on the first anniversary of the grant date.
(2)	The amounts include discretionary contributions made by the Company to its nonqualified deferred compensation plan for Mr. Bergstrom in the amount of $0 and $175,000 for the years ended December 31, 2025 and December 31, 2024, respectively. Each other perquisite and personal benefit received by the officer was less than $25,000. Please see “— Deferred Compensation Plan” and “— Employment Agreements” below for more information on the deferred compensation plan and perquisites and other personal benefits.

Overview of Compensation Program

The goal of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will significantly contribute to the Company’s success. The executive officers are expected to grow and manage the Company and to increase shareholder value while mitigating risk. Thus, the compensation program is designed to provide levels of compensation that reflect each executive’s role in the Company and reward the executive’s performance in light of the overall performance of the Company.

The Compensation Committee (hereafter referred to as the “Committee”) annually evaluates the performance of the Chief Executive Officer based on our financial performance versus budget, achievements in implementing our long-term strategy, our financial performance relative to comparable asset size peer institutions and the personal observations of the Chief Executive Officer’s performance by the members of the Committee and Board of Directors.

The 2025 compensation peer group contained 57 similarly-sized, publicly traded banks, including the Company.  The Committee analyzed eleven Key Performance Indicators (“KPI”) addressing asset quality, capitalization, financial performance, growth and stock price valuation. The Company was ranked among the peers within each KPI and an average of all the KPIs was calculated to determine the Company’s composite ranking among peers.  Each of the KPIs received equal weighting in calculating the composite ranking. The Company’s composite peer ranking was converted to a performance percentile.

The Committee used the performance percentile to benchmark the Chief Executive Officer’s total compensation.  An aging factor adjustment and a cost of labor geographic differential, where applicable, were applied to each peer’s publicly available prior year (2024) compensation data to arrive at the adjusted peer compensation data.  The Committee retained the services of Pearl Meyer to assess the appropriateness of the peer group and provide both the aging factor adjustment and the cost of labor geographic differential.  Pearl Meyer deemed the peer group both reasonable and defensible given the analysis objectives.

In determining the Chief Executive Officer’s total compensation for 2025, the Committee concluded that his compensation percentile was commensurate with the Company’s performance percentile.  For other executive officers, the Committee reviews with the Chief Executive Officer the performance evaluations for those executive officers, along with competitive compensation data for the Company’s peers.

Summary of Material Components of Compensation Program

The principal components of our executive compensation program are as follows:

Base Salary

We generally set annual base salaries for the executive officers based on the executive’s experience, individual performance for the prior year and our prior year financial results. We also consider comparative peer salary data and believe that base salaries are set at levels that enable us to hire and retain individuals in the banking/finance industry that can drive achievement of the Company’s overall objectives.

Effective January 1, 2026, Messrs. Bergstrom, Carstater and Peden were entitled to annual base salaries of $825,000, $400,000 and $400,000, respectively.

Short-Term Incentive Compensation

We annually review the Company’s performance relative to internal goals and each executive officer’s individual performance and responsibility to assess the payment of short-term incentive compensation. As described above, the Committee assesses the Company’s actual financial results compared to budget and non-financial performance metrics relative to strategic objectives, safety and soundness, effectiveness in managing risk, and status of our relationship with bank regulatory agencies. The Committee believes that total compensation for executive officers (base salary, short-term and long-term compensation) should vary based on the Company’s performance and return to shareholders, and should be generally consistent relative to performance against the Company’s peers. These considerations are taken into account in determining the cash bonus, if any, for each executive officer.

Based on assessment of performance, the Committee approves at the end of each year an overall pool of discretionary cash bonuses to be awarded to all employees. As described above, the Committee determines the annual cash bonus for the Chief Executive Officer. The Chief Executive Officer determines and reviews with the Committee the annual cash bonuses for executive officers other than the Chief Executive Officer based upon actual Company and individual results compared to the targeted results. Certain members of the executive management team, along with the Chief Executive Officer, then allocate discretionary bonuses to all other employees, not including executive officers.

Long-Term Incentive Compensation – Equity Incentive Plan

Each year, the Committee also considers the desirability of granting long-term incentive equity awards under our 2025 Stock Incentive Plan (the “2025 Plan”). The 2025 Plan was approved by shareholders of the Company to attract, retain and motivate key employees and directors. We believe that equity awards focus our executive management on building long-term profitability and shareholder value by closely aligning the interests of management with those of our shareholders. As a result, it is our view that equity awards afford a desirable long-term compensation method.

Under the 2025 Plan, incentive stock options, non-qualified stock options, shares of restricted stock and restricted stock units may be awarded to such officers and employees as the Compensation Committee may designate, and non-qualified stock options, shares of restricted stock and restricted stock units may be awarded to directors. The Company’s previous share-based compensation plan, the 2015 Stock Option Plan (the “2015 Plan”), provided for the grant of share-based awards in the form of incentive stock options, non-qualified stock options, shares of restricted stock and restricted stock units to directors and employees. In April 2025, the 2015 Plan was terminated and replaced with the 2025 Plan following shareholder approval that year.

The 2025 Plan is administered by the Committee, each member of which meets the definition of an “independent director” under the listing standards of The Nasdaq Stock Market. Subject to the terms of the 2025 Plan, the Committee has the authority to select participants and to grant options, shares of restricted stock and restricted stock units, to determine the terms of those awards, and otherwise to administer and interpret the 2025 Plan. Neither the Committee nor the Board of Directors may reprice any option unless the repricing is approved in advance by the shareholders of the Company. Upon a “change in control” (as defined in the 2025 Plan) of the Company, all awards are immediately exercisable and fully vested. At the time of a change in control, the Committee may cancel outstanding options and give the holder the right to receive a cash payment in an amount equal to the excess of the market value of the shares subject to the option over the exercise price of the option.

Under the 2025 Plan, of the 425,000 shares authorized, 383,113 shares were available for granting purposes as of December 31, 2025.

For 2025, the Committee determined to grant Mr. Bergstrom time-based restricted stock awards totaling 9,502 shares that vest ratably, including the grant date and the three years following the grant date. Mr. Carstater and Mr. Peden received time-based restricted stock awards totaling 3,088 shares and 2,376 shares, respectively, both of which vest ratably for five years on each anniversary of the grant date.

Deferred Compensation Plan

We currently have in place the John Marshall Bancorp, Inc. Deferred Compensation Plan (the “Nonqualified Plan”), which offers certain officers and directors the opportunity to voluntarily defer current compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. The Nonqualified Plan is also designed to provide the Company with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan. Any of our officers holding the position of senior vice president or above may be eligible to participate in the Nonqualified Plan.

Pursuant to the Nonqualified Plan, eligible executive officers can defer up to 25% of base salary and 100% of cash bonus on an annual basis, and our directors can defer up to 100% of director fees on an annual basis. Participants are 100% vested in such deferral amounts and may elect from various investment funds to earn a return for the amounts of compensation that they defer. The Company may also provide discretionary contributions to the named executive officers, subject to certain vesting criteria including age, length of service with the Bank, and length of participation in the Nonqualified Plan. In 2025, the Company did not provide any discretionary contributions to named executive officers. In 2024, the Company made a discretionary contribution to the plan for Mr. Bergstrom, in the amount of $175,000, which is included in the amounts under the “All Other Compensation” column in the Summary Compensation Table above.

401(k) Plan

Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time employees. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax deferred basis. Our named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2025, may elect to participate in the 401(k) Plan on the same basis as all other eligible employees. We have elected a safe harbor 401(k) Plan and as such make matching contributions of up to 100% of employee salary contribution deferrals of up to 3% of pay and 50% of employee salary contributions that exceed 3% but do not exceed 5% of pay, subject to a cap of $70,000 for any employee in 2025. An employee must contribute to receive the matching contribution.

In addition, we may make a discretionary employer profit sharing contribution to all eligible employees. Profit sharing contributions, if any, are made annually and are a function of the Company’s net income, among other factors. In the event a profit sharing contribution is made by the Company, each eligible employee receives the same amount. Profit sharing contributions are subject to a vesting schedule.

Health and Welfare Benefits

Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including health, dental, vision, disability and basic group life insurance coverage, on the same basis as other participants. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

Perquisites

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program and better enable us to attract and retain superior employees for key positions. See “— Employment Agreements” below for a general description of the types of perquisites provided to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth, on an award by award basis, information concerning all restricted stock awards held by the named executive officers at December 31, 2025. There were no options held by named executive officers at December 31, 2025.

					Equity incentive
	Number of			Equity incentive	plan awards:
	shares or			plan awards:	Market or payout
	units of	Market value of		Number of unearned	value of unearned
	stock that	shares or units of		shares, units or other	shares, units or other
	have not	stock that have not		rights that	rights that
Name	vested	vested (1)		have not vested	have not vested
Christopher W. Bergstrom	2,300	$45,977	(2)	—	$—
	7,127	$142,469	(3)	—	$—
Kent D. Carstater	678	$13,553	(4)	—	$—
	511	$10,215	(5)	—	$—
	726	$14,513	(6)	—	$—
	1,269	$25,367	(7)	—	$—
	2,760	$55,172	(8)	—	$—
	3,088	$61,729	(9)	—	$—
Andrew J. Peden	272	$5,437	(4)	—	$—
	205	$4,098	(5)	—	$—
	582	$11,634	(6)	—	$—
	1,015	$20,290	(7)	—	$—
	2,576	$51,494	(8)	—	$—
	2,376	$47,496	(9)	—	$—
(1)	Based on the $19.99 closing price of our common stock on December 31, 2025.
(2)	Represents award of restricted stock granted on December 17, 2024. The award vests ratably, including the grant date and the three years following the grant date.
(3)	Represents award of restricted stock granted on December 16, 2025. The award vests ratably, including the grant date and the three years following the grant date.
(4)	Represents award of restricted stock granted on January 19, 2021. The award vests in five substantially equal annual installments commencing on the first anniversary of the grant date.
(5)	Represents award of restricted stock granted on December 21, 2021. The award vests in five substantially equal annual installments commencing on the first anniversary of the grant date.
(6)	Represents award of restricted stock granted on December 20, 2022. The award vests in five substantially equal annual installments commencing on the first anniversary of the grant date.
(7)	Represents award of restricted stock granted on December 19, 2023. The award vests in five substantially equal annual installments commencing on the first anniversary of the grant date.
(8)	Represents award of restricted stock granted on December 17, 2024. The award vests in five substantially equal annual installments commencing on the first anniversary of the grant date.
(9)	Represents award of restricted stock granted on December 16, 2025. The award vests in five substantially equal annual installments commencing on the first anniversary of the grant date.

Employment Agreements

The following provides a summary description of the employment agreements we have with each of our named executive officers.

Christopher W. Bergstrom. The Company and the Bank entered into an employment agreement with Christopher W. Bergstrom effective April 30, 2018 pursuant to which he serves as President and Chief Executive Officer. The employment agreement is effective until Mr. Bergstrom’s employment with the Company and the Bank is terminated. The employment agreement provides for a base salary that may be increased by the Company in its discretion, as well as eligibility for an annual bonus that may be awarded by the Company. Mr. Bergstrom is eligible to receive equity awards from the Company in such amounts and subject to such terms and conditions as the Board of Directors determines in its discretion, and is eligible to participate in the Bank’s split dollar life insurance plan. He is entitled to a Company-owned automobile, with the Company paying the associated insurance, taxes, maintenance, fuel and toll expenses for the automobile. The Company pays an annual membership fee for concierge medical care on behalf of Mr. Bergstrom and he is eligible for any other benefits provided to the Company’s employees generally.

If Mr. Bergstrom dies during the term of the agreement, Mr. Bergstrom’s spouse or his estate would be entitled to all compensation and benefits that Mr. Bergstrom would otherwise be entitled to receive through the date of termination. In addition, if Mr. Bergstrom’s spouse or other family members are covered by the Company’s health plan at the time of his death, the Company will pay their health insurance premiums under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), for 12 months following his death. If Mr. Bergstrom is terminated due to his “incapacity” (as defined in the agreement), he will be entitled to all compensation and benefits earned through the date of termination.

In the event of a termination of Mr. Bergstrom’s employment by the Company or the Bank without “cause” or by Mr. Bergstrom for “good reason” (as such terms are defined in the agreement), Mr. Bergstrom would be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions in the agreement, for a period of 12 months, his base salary in effect immediately preceding such termination, and payment of his health insurance premiums under COBRA for a period of two years to the extent he is eligible for such benefits. In the event of a termination of Mr. Bergstrom’s employment by the Company or the Bank with “cause,” he would be entitled to receive all compensation and benefits earned through the date of termination.

If there is a “change of control” (as defined in the agreement) of the Company during the term of the agreement, then, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, Mr. Bergstrom would be entitled to receive (i) a lump sum cash payment equal to 2.99 times the sum of (a) his base salary when the change of control occurs, plus (b) the average of the highest three years’ annual cash bonus earned with respect to the five complete fiscal-year periods immediately preceding the year in which the change of control occurs, with such lump sum payment to be made on the date the change of control occurs. In addition, if Mr. Bergstrom is terminated by the Company without cause within two years after a change of control, he will also be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, payment of his health insurance premiums under COBRA for a period of two years following his termination date.

Mr. Bergstrom’s agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of 12 months following the termination of his employment, Mr. Bergstrom is prohibited from providing duties that are the same as or substantially similar to those duties performed by him for the Company and the Bank during the last 12 months of employment within a 25 mile radius of the Bank’s (or successor’s) headquarters for a bank or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time employment ceases. Mr. Bergstrom has also agreed that, during such period, he will not, directly or indirectly, solicit the customers of the Company or the Bank with whom he had “material contact” (as defined in the agreement) for the benefit of any other competitive business, and will not hire any person employed by the Company or the Bank during the six months preceding cessation of employment, or solicit for hire or encourage any such person to terminate employment with the Company or Bank, if the purpose is to compete with the Company or the Bank.

The agreement provides that any performance-based incentive compensation that Mr. Bergstrom receives is subject to repayment (“clawback”) to the Company to the extent required by law or under a clawback policy adopted by the Company.

Kent D. Carstater. The Company and the Bank entered into an amended and restated employment agreement with Kent D. Carstater effective August 22, 2022, pursuant to which he serves as Senior Executive Vice President, Chief Financial Officer. The employment agreement provides for a base salary that may be increased by the Company in its discretion, as well as eligibility for an annual bonus that may be awarded by the Company. Mr. Carstater is eligible to receive equity awards from the Company in such amounts and subject to such terms and conditions as the Board of Directors determines in its discretion. The Company pays an annual membership fee for concierge medical care on behalf of Mr. Carstater and he is eligible for any other benefits provided to the Company’s employees generally.

If Mr. Carstater dies during the term of the agreement, Mr. Carstater’s spouse or his estate would be entitled to all compensation and benefits that Mr. Carstater would otherwise be entitled to receive through the date of his death. If Mr. Carstater is terminated due to his “incapacity” (as defined in the agreement), he will be entitled to all compensation and benefits earned through the date of termination.

In the event of a termination of Mr. Carstater’s employment by the Company or the Bank without “cause” or by Mr. Carstater for “good reason” (as such terms are defined in the agreement), Mr. Carstater would be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions in the agreement, for a period of 12 months, his base salary in effect immediately preceding such termination, and payment of his health insurance premiums under COBRA, for a period of two years to the extent he is eligible for such benefits.

In the event of a termination of Mr. Carstater’s employment by the Company or the Bank without “cause” or by Mr. Carstater for “good reason,” in each case on the date of a “change of control” (as defined in the agreement) or within two years thereafter, then Mr. Carstater would be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions in the agreement, Mr. Carstater would be entitled to receive (i) a lump sum cash payment equal to 2.5 times the sum of (a) his base salary when the change of control occurs, plus (b) the average of the highest three years’ annual cash bonus earned with respect to the five complete fiscal-year periods immediately preceding the year in which the change of control occurs, with such lump sum payment to be made within 60 days following Executive’s termination of employment, and (ii) payment of his health insurance premiums under COBRA for a period of two years following his termination date.

Mr. Carstater’s agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of 12 months following the termination of his employment, Mr. Carstater is prohibited from providing duties that are the same as or substantially similar to those duties performed by him for the Company and the Bank during the last 12 months of employment within a 25 mile radius of the Bank’s (or successor’s) headquarters for a bank or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time employment ceases. Mr. Carstater has also agreed that, during such period, he will not, directly or indirectly, solicit the customers of the Company or the Bank with whom he had “material contact” (as defined in the agreement) for the benefit of any other competitive business, and will not hire any person employed by the Company or the Bank during the 12 months preceding cessation of employment, or solicit for hire or encourage any such person to terminate employment with the Company or Bank, if the purpose is to compete with the Company or the Bank.

The agreement provides that any performance-based incentive compensation that Mr. Carstater receives is subject to repayment to the Company to the extent required by law or under a clawback policy adopted by the Company.

Andrew J. Peden. The Company and the Bank entered into an employment agreement with Andrew J. Peden effective August 22, 2022, pursuant to which he serves as Senior Executive Vice President, Chief Banking Officer. The employment agreement provides for a base salary that may be increased by the Company in its discretion, as well as eligibility for an annual bonus that may be awarded by the Company. Mr. Peden is eligible to receive equity awards from the Company in such amounts and subject to such terms and conditions as the Board of Directors determines in its discretion. He is entitled to reimbursement of his country club dues incurred each month, not to exceed $1,575 per month, and he is eligible for any other benefits provided to the Company’s employees generally.

If Mr. Peden dies during the term of the agreement, Mr. Peden’s spouse or his estate would be entitled to all compensation and benefits that Mr. Peden would otherwise be entitled to receive through the date of his death. If Mr. Peden is terminated due to his “incapacity” (as defined in the agreement), he will be entitled to all compensation and benefits earned through the date of termination.

In the event of a termination of Mr. Peden’s employment by the Company or the Bank without “cause” or by Mr. Peden for “good reason” (as such terms are defined in the agreement), Mr. Peden would be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions in the agreement, for a period of 12 months, his base salary in effect immediately preceding such termination, and payment of his health insurance premiums under COBRA, for a period of two years to the extent he is eligible for such benefits.

In the event of a termination of Mr. Peden’s employment by the Company or the Bank without “cause” or by Mr. Peden for “good reason,” in each case on the date of a “change of control” (as defined in the agreement) or within two years thereafter, then Mr. Peden would be entitled to receive all compensation and benefits earned through the date of termination and, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions in the agreement, Mr. Peden would be entitled to receive (i) a lump sum cash payment equal to 2.5 times the sum of (a) his base salary when the change of control occurs, plus (b) the average of the highest three years’ annual cash bonus earned with respect to the five complete fiscal-year periods immediately preceding the year in which the change of control occurs, with such lump sum payment to be made within 60 days following Executive’s termination of employment, and (ii) payment of his health insurance premiums under COBRA for a period of two years following his termination date.

Mr. Peden’s agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of 12 months following the termination of his employment, Mr. Peden is prohibited from providing duties that are the same as or substantially similar to those duties performed by him for the Company and the Bank during the last 12 months of employment within a 25 mile radius of the Bank’s (or successor’s) headquarters for a bank or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time employment ceases. Mr. Peden has also agreed that, during such period, he will not, directly or indirectly, solicit the customers of the Company or the Bank with whom he had “material contact” (as defined in the agreement) for the benefit of any other competitive business, and will not hire any person employed by the Company or the Bank during the 12 months preceding cessation of employment, or solicit for hire or encourage any such person to terminate employment with the Company or Bank, if the purpose is to compete with the Company or the Bank.

The agreement provides that any performance-based incentive compensation that Mr. Peden receives is subject to repayment to the Company to the extent required by law or under a clawback policy adopted by the Company.

REPORT OF THE AUDIT COMMITTEE

Role and Responsibilities of Audit Committee

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Yount, Hyde & Barbour, P.C. (“YHB”), is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

By contrast, the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. None of the Audit Committee members is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and YHB. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2025 (the “2025 financial statements”).

The Audit Committee has reviewed and discussed the 2025 financial statements with management and YHB. In addition, the Audit Committee has discussed with YHB the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, the written disclosures and the letter from YHB required by applicable requirements of the Public Company Accounting Oversight Board regarding communications by YHB with the Audit Committee concerning independence and has discussed with YHB the independence of YHB and has considered the compatibility of any non-audit services performed for the Company by YHB on its independence. Based solely on the Audit Committee’s review of these matters and its discussions with the Company’s management and YHB, the Audit Committee recommended to the Board of Directors that the Company’s 2025 financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Subhash K. Garg, Chairman

Philip W. Allin

Philip R. Chase

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

YHB has served as the Company’s independent registered public accounting firm since 2017, and, in that capacity, audited the Company’s consolidated financial statements, for the fiscal years ended December 31, 2025 and 2024. YHB previously served as the auditor of our subsidiary, John Marshall Bank, since 2008 until we completed our bank holding company reorganization in 2017.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagement of YHB pursuant to which it provided the services described below for the fiscal years ended December 31, 2025 and 2024.

In addition, all of the audit and non-audit services performed by YHB in fiscal years 2025 and 2024 were pre-approved by the Audit Committee.

Audit and Other Fees Paid in Fiscal Years 2025 and 2024

YHB performed the following services for the Company relating to the years ended December 31, 2025 and December 31, 2024:

Audit Services Rendered by YHB. Services for both 2025 and 2024 consist of the audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) , and the audit of the Company’s internal control over financial reporting in accordance with the Generally Accepted Auditing Standards (“GAAS”), as well as related consultations concerning accounting and audit matters.

Audit Related Services Rendered by YHB. Services for both 2025 and 2024 consist of audits of the Company’s employee benefit plan.

Tax Related Services. Services for both 2025 and 2024 consist of preparation of Federal and State income tax returns, as well as related tax compliance matters.

Other Services. YHB did not render any other services to us during 2025 or 2024.

The following table contains information regarding the fees billed by YHB for the services it rendered to us in 2025 and 2024.

	2025	2024
Audit Fees	$222,200	$200,700
Audit-Related Fees	$11,500	$11,500
Tax Fees	$14,400	$12,700
Other Fees	$—	$—

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for our fiscal year ending December 31, 2026. A representative of YHB is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders in attendance at the Annual Meeting.

Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of YHB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Although ratification by shareholders is not a prerequisite to the power and authority of the Audit Committee to appoint YHB as the Company’s independent registered public accounting firm, the Audit Committee considers such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee deems such a change to be in the best interests of the Company and its shareholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required for the ratification of the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026

SOLICITATION

We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail, telephone and electronic transmission. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees and those of the Bank may, without additional compensation therefor, communicate with shareholders, brokerage houses and others by telephone, email, facsimile or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s common stock.

SHAREHOLDER PROPOSALS

Under Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2027 annual meeting of shareholders must provide the Company with a written copy of that proposal by no later than December 30, 2026, which is the 120th day before the first anniversary of the date on which the Company’s proxy materials for the 2026 Annual Meeting are being released. However, if the date of our 2027 annual meeting of shareholders changes by more than 30 days from the date of the Annual Meeting in 2026, then the deadline would be a reasonable time before we begin to print and send our proxy materials for our 2027 annual meeting of shareholders. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

In accordance with the advance notice requirements contained in our Bylaws, a shareholder who proposes to bring business before, or make nominations of persons for election to the Board of Directors at the 2027 annual meeting of shareholders but who does not desire to have the proposal included our proxy materials for the meeting must deliver written notice to the Company’s Secretary not later than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting. If our 2027 annual meeting is called for a date that is not within 30 days of the anniversary of the 2026 Annual Meeting, notice must be received not later than 10 calendar days following the day on which public announcement of the date of the annual meeting is first made. A shareholder’s written notice must include certain information concerning the shareholder and each nominee or proposal as described in our Bylaws. Shareholder proposals or nominations for directors that do not meet the notice requirements set forth above and set forth in our Bylaws will not be acted upon at the 2027 annual meeting of shareholders.

Nominations and shareholder proposals, as well as requests for a copy of the Company’s Bylaws (which will be furnished to any shareholder without charge upon written request), should be directed to the Corporate Secretary, 1943 Isaac Newton Square East, Suite 100, Reston, Virginia 20190.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who beneficially own more than 10% of the outstanding shares of common stock, to file with the SEC reports of ownership and changes in ownership of shares of common stock. Based solely upon a review of these reports filed with the SEC during the year ended December 31, 2025, Mr. Kinney filed one late Form 4 reporting five transactions.  Other than the preceding, we are not aware of any failure by a person required to file such reports during 2025 to file such reports on a timely basis.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, the proxy holders named in the proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether you vote on the Internet, by telephone, or return your proxy card by mail.

A copy of our Annual Report on Form 10-K is being furnished concurrently with this Proxy Statement to all shareholders of record as of April 20, 2026. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

PRINTED COPIES OF THE ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, JOHN MARSHALL BANCORP, INC., 1943 ISAAC NEWTON SQUARE EAST, SUITE 100, RESTON, VIRGINIA 20190.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V90875-P50560 2. To ratify the appointment of Yount, Hyde & Barbour, P.C. as John Marshall Bancorp, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2026. ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! JOHN MARSHALL BANCORP, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. "FOR ALL" the following: JOHN MARSHALL BANCORP, INC. ATTN: JAKE GRUNINGER – FINANCE DEPARTMENT 1943 ISAAC NEWTON SQUARE EAST, SUITE 100 RESTON, VA 20190 Nominees: 1. To elect eight directors to serve until the 2027 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Philip W. Allin 02) Christopher W. Bergstrom 03) Philip R. Chase 04) Michael T. Foster 05) Michael A. Garcia 06) Subhash K. Garg 07) Jonathan C. Kinney 08) O. Leland Mahan The Board of Directors recommends you vote "FOR" the following proposal: VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com. V90876-P50560 JOHN MARSHALL BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS JUNE 16, 2026 10:00 AM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Philip R. Chase and Michael A. Garcia, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of JOHN MARSHALL BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 am, on Tuesday, June 16, 2026, at Greater Reston Chamber of Commerce, Chamber Conference Room, 1886 Metro Center Drive, Suite 150, Reston, Virginia 20190, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on the reverse side